EX-2
                           ACQUISITION AGREEMENT


THIS ACQUISITION AGREEMENT is made as of September 13, 2002 by and between SYCONET.COM, INC., a Nevada corporation ("SYCD"), and the shareholders of AMCORP GROUP, INC., a privately held Nevada corporation ("AMCG").

                                    RECITALS

WHEREAS, AMCG shareholders are the owners of all the issued and outstanding shares (the "Shares") of capital stock of AMCG; and,

WHEREAS, SYCD desires to purchase from AMCG, and AMCG desire to sell to SYCD, all the Shares in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                    AGREEMENTS

1. Purchase and Sale. Subject to the terms and conditions contained in this Agreement, on the Closing Date, the parties shall exchange its common stock on a 1-for-1 basis. AMCG shall sell, assign, transfer and deliver to SYCD all of the issued and outstanding shares of AMCG common stock representing in the aggregate Seventy-Eight Million Three Hundred Thousand (78,300,000) shares. SYCD shall sell, assign, transfer and deliver to AMCG Seventy-Eight Million Three Hundred Thousand (78,300,000) shares of its restricted common stock, collectively referred to hereinafter as the "Purchase Price."

2. Closing. The closing (the "Closing") of the sale and purchase of the Shares shall take place on September 11, 2002, or at such other date, time or place as may be agreed upon in writing by the parties hereto, but not later than September 30, 2002 (the "Termination Date"). The date of the Closing is sometimes herein referred to as the "Closing Date."

2.1 Items to be Delivered Immediately Prior to or at Closing; Escrowed Shares. At the Closing:

     (a) AMCG shall deliver to SYCD a certificate or certificates representing Seventy-Eight Million Three Hundred Thousand
     (78,300,000) shares, duly endorsed in blank or accompanied by stock powers duly executed in blank,

     (b) SYCD shall deliver to AMCG the Purchase Price, to be paid as follows:

          Forty-Six Million Nine Hundred and Eighty Thousand
          (46,980,000) Shares to be immediately delivered to AMCG, and

          Thirty-One Million Three Hundred and Twenty Thousand (31,320,000) shares to be delivered to an escrow agent (designated by the parties at the time of Closing) to be held in escrow for the benefit of AMCG shareholders until certain benchmarks are attained (the "Escrowed Shares").

     Release from Escrow. The Escrowed Shares will be released to AMCG shareholders upon satisfaction of either of the following workouts:

          Workout 1 - AMCG will acquire a minimum of three (3) companies during each year for the next two (2) years, or

          Workout 2 - AMCG will acquire a total of up to five (5) companies over a two-year period commencing on the date hereof with collective gross revenues of $1,000,000 during year one and $3,000,000 during year two.

     The Escrow Agent will be provided with instructions as to release of the escrowed shares upon completion of the audit for each relevant year. If the workout(s) is achieved the shares shall be released quarterly in 10,000,000 shares increments. If the workout(s) are not achieved, the parties agree to a spin off of AMCG and to return all shares acquired through this transaction to the other party.

3. Representations and Warranties of AMCG. AMCG hereby represents and warrants to SYCD the representations and warranties, as follows:

3.1 Corporate Status. AMCG is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and is qualified to do business in any jurisdiction where it is required to be so qualified. The Charter Documents and bylaws of AMCG that have been delivered to SYCD as of the date hereof and are current, correct and complete.

3.2 Authorization. AMCG has the requisite power and authority to execute and deliver the transaction documents to which it is a party and to perform the transactions performed or to be performed by it.
Each transaction document executed and delivered by AMCG has been duly executed and delivered by AMCG and constitutes a valid and binding obligation of AMCG, enforceable against AMCG in accordance with its terms.

3.3 Consents and Approvals. Except for the filings, permits, authorizations, consents and approvals under federal and/or state laws, and applicable stock exchange regulations, which may be applicable, neither the execution and delivery by AMCG of the transaction documents to which it is a party, nor the performance of the transactions performed or to be performed by AMCG, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise. Consent of AMCG shareholders is attached hereto as Exhibit A and incorporated herein by reference.

3.4 Capitalization. The authorized capital stock of AMCG consists of 80,000,000 shares, of which 78,300,000 shares have been duly issued and are outstanding as fully paid and non-assessable and 1,700,000 are treasury shares.

3.5 Financial Statements. AMCG acknowledge that the books and records fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles ("GAAP"), the financial position of AMCG as at the date hereof, and all material financial transactions of the AMCG relating to the Business have been accurately recorded in such books and records. However, an audit of said books and records shall be required 60 days from the date of closing of this transaction.

3.6 Real Property. AMCG has the corporate power to own or lease its property and to carry on the Business; it is duly qualified as a corporation to do business and is in good standing with respect thereto in each jurisdiction in which the nature of the Business or the property owned or leased by it makes such qualification necessary; and it has or will have on the Closing Date all necessary licenses, permits, authorizations and consents to operate its Business in accordance with the terms of its Business Plan.

3.7 Liabilities. There are no material liabilities of AMCG of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which SYCD may become liable on or after the consummation of the transaction contemplated by this agreement, other than liabilities which may be reflected on AMCG's Financial Statements, liabilities disclosed or referred to in this agreement or in the Schedules attached hereto, or liabilities incurred in the ordinary course or business and attributable to the period since the date of AMCG's Financial Statements, none of which has been materially adverse to the nature of the Business, results of operations, assets, financial condition or manner of conducting the Business.

3.8  Taxes.

     (a) AMCG has timely filed all Tax Returns required to be filed on or before the Closing Date and all such Tax Returns are true, correct and complete in all respects. AMCG has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return, except where the failure to file such return or pay such taxes would not have a Material Adverse Effect. No claim has ever been made by any authority in any jurisdiction where AMCG does not file Tax Returns that AMCG may be subject to taxation in that jurisdiction.

     (b) There are no ongoing examinations or claims against AMCG for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received. AMCG has not waived or extended the statute of limitations with respect to the collection or assessment of any Tax.

3.9 Subsidiaries. AMCG does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity.

3.10 Legal Proceedings and Compliance with Law. There is no litigation that is pending or, to AMCG's knowledge, threatened against AMCG. To AMCG's knowledge, there has been no default under any laws applicable to AMCG, and AMCG has not received any notices from any governmental entity regarding any alleged defaults under any laws. There has been no default with respect to any court order applicable to AMCG.

3.11 Contracts. AMCG is not a party to or bound by any agreement or guarantee, warranty, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation, or of any products related to the Business.

3.12 Intellectual Property. AMCG has good and valid title to and ownership of all Intellectual Property (defined herein as trade marks, trade names or copyrights, patents, domestic or foreign) necessary for its Business and operations (as now conducted and as proposed to be conducted). There are no outstanding options, licenses or agreements of any kind to which AMCG is a party or by which it is bound relating to any Intellectual Property, whether owned by AMCG or another person. To the Knowledge of the AMCG, the business of AMCG as formerly and presently conducted did not and does not conflict with or infringe upon any Intellectual Property right, owned or claimed by another.

3.13 Corporate Records. The minute books of AMCG contain complete, correct and current copies of its Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and AMCG. The stock record books of AMCG are complete, correct and current.

3.14 Finder's Fees. No Person retained by AMCG or AMCG is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

3.15 Accuracy of Information. To the AMCG's knowledge, no representation or warranty by AMCG or AMCG in any Transaction
Document, and no information contained therein contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

4. Representations and Warranties of SYCD. SYCD hereby represents and warrants to AMCG as follows:

4.1 Corporate Status. SYCD is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and is qualified to do business in any jurisdiction where it is required to be so qualified. The Charter Documents of SYCD that have been delivered to AMCG as of the date hereof are effective under applicable Laws and are current, correct and complete.

4.2 Authorization. SYCD has the requisite power and authority to own its assets and to carry on its business. SYCD has the requisite power and authority to execute and deliver the transaction documents to which it is a party and to perform the transactions performed or to be performed by it. Such execution, delivery and performance by SYCD have been duly authorized by all necessary corporate action. Each transaction document executed and delivered by SYCD has been duly executed and delivered by SYCD and constitutes a valid and binding obligation of SYCD, enforceable against SYCD in accordance with its terms.

4.3 Consents and Approvals. Except for the filings, permits, authorizations, consents and approval under federal and/or state laws, and applicable stock exchange regulations, which may be applicable, neither the execution and delivery by SYCD of the Transaction
Documents to which it is a party, nor the performance of the Transactions performed or to be performed by SYCD, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise.

4.4 Capitalization. The authorized capital stock of SYCD consists of 500,000,000 shares of common stock, of which approximately 76,000,000 shares have been duly issued and are outstanding as fully paid and non-assessable.

4.5 Financial Statements. SYCD acknowledges that the books and records fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles ("GAAP"), the financial position of SYCD as at the date hereof, and all material financial transactions of the SYCD relating to the business have been accurately recorded in such books and records.

4.6 Real Property. SYCD has the corporate power to own or lease its property and to carry on the business; it is duly qualified as a corporation to do business and is in good standing with respect thereto in each jurisdiction in which the nature of the business or the property owned or leased by it makes such qualification necessary; and it has or will have on the Closing Date all necessary licenses, permits, authorizations and consents to operate its business in accordance with the terms of its Business Plan.

4.7 Liabilities. There are no material liabilities of SYCD of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which AMCG may become liable on or after the consummation of the transaction contemplated by this agreement, other than liabilities which may be reflected on SYCD's Financial Statements, liabilities disclosed or referred to in this agreement or in the Schedules attached hereto, or liabilities incurred in the ordinary course or business and attributable to the period since the date of SYCD's Financial Statements, none of which has been materially adverse to the nature of the Business, results of operations, assets, financial condition or manner of conducting the Business.

4.8  Taxes.

     (a) SYCD has timely filed all Tax Returns required to be filed on or before the Closing Date and all such Tax Returns are true, correct and complete in all respects. SYCD has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return, except where the failure to file such return or pay such taxes would not have a Material Adverse Effect. No claim has ever been made by any authority in any jurisdiction where SYCD does not file Tax Returns that SYCD may be subject to taxation in that jurisdiction.

     (b) There are no ongoing examinations or claims against SYCD for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received. SYCD has not waived or extended the statute of limitations with respect to the collection or assessment of any Tax.

4.9 Subsidiaries. SYCD does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity.

4.10 Legal Proceedings and Compliance with Law. There is no litigation that is pending or, to SYCD's knowledge, threatened against SYCD. To SYCD's knowledge, there has been no default under any laws applicable to SYCD, and SYCD has not received any notices from any governmental entity regarding any alleged defaults under any Laws. There has been no default with respect to any Court Order applicable to SYCD.

4.11 Contracts. SYCD is not a party to or bound by any agreement or guarantee, warranty, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation, or of any products related to the Business.

4.12  Intellectual Property.   SYCD has good and valid title to and
ownership of all Intellectual Property (defined herein as trade marks, trade names or copyrights, patents, domestic or foreign) necessary for its Business and operations (as now conducted and as proposed to be conducted). There are no outstanding options, licenses or agreements of any kind to which SYCD is a party or by which it is bound relating to any Intellectual Property, whether owned by SYCD or another person. To the knowledge of the SYCD, the business of SYCD as formerly and presently conducted did not and does not conflict with or infringe upon any Intellectual Property right, owned or claimed by another.

4.13 Corporate Records. The minute books of SYCD contain complete, correct and current copies of its Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and SYCD. The stock record books of SYCD are complete, correct and current.

4.14 Finder's Fees. No Person retained by SYCD or SYCD is or will be entitled to any commission or finder's or similar fee in connection with the transactions.

4.15 Accuracy of Information. To SYCD's knowledge, no representation or warranty by SYCD in any transaction document, and no information contained therein contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

5.  Covenants of AMCG.

5.1 Fulfillment of Closing Conditions. At and prior to the Closing, AMCG shall use commercially reasonable efforts to fulfill the conditions specified in this Agreement to the extent that the fulfillment of such conditions is within its control. In connection with the foregoing, each such party will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate in any material respect as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to herein, (c) comply in all material respects with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

5.2 Access to Information. From the date of this Agreement to the Closing Date, the SYCD shall cause SYCD to give to AMCG and its officers, employees, counsel, accountants and other representatives access to and the right to inspect, during normal business hours, all of the assets, records, contracts and other documents relating to SYCD as the other party may reasonably request. AMCG shall not use such information for purposes other than in connection with the transactions contemplated by this Agreement and shall otherwise hold such information in confidence until such time as such information otherwise becomes publicly available and will sign such standard and customary non-disclosure agreements as are reasonably requested by SYCD.

5.3 No Solicitation. From and after the date hereof until the earlier of the Termination Date or the date of termination of this Agreement pursuant to Section 11, without the prior written consent of SYCD, AMCG and AMCG will not, and will not authorize or permit AMCG Representative to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. If AMCG receives any such inquiries, offers or proposals shall (a) notify SYCD orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it), within 48 hour of the receipt thereof, (b) keep SYCD informed of the status and details of any such inquiry, offer or proposal, and (c) give SYCD five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" means a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving any or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the Assets. Notwithstanding the foregoing, the AMCG will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require.

5.4 Confidentiality. AMCG agrees that after receipt (a) all information received by it pursuant to this Agreement and (b) any other information that is disclosed by SYCD to it and is identified by the SYCD as being confidential or proprietary, shall be considered confidential information. Each Party further agrees that it shall hold all such confidential information in confidence and shall not disclose any such confidential information to any third party except as required by law, regulation (including the Listing Rules) or applicable process, provided that to the extent possible SYCD shall have been provided with reasonable notice and the opportunity to seek a protective order to the extent possible prior to such disclosure, other than its counsel or accountants nor shall it use such confidential information for any purpose other than its investment in SYCD; provided, however, that the foregoing obligation to hold in confidence and not to disclose confidential information shall not apply to any information that (1) was known to the public prior to disclosure by SYCD, (2) becomes known to the public through no fault AMCG, (3) is disclosed to AMCG on a non-confidential basis by a third party having a legal right to make such disclosure or (4) is independently developed by AMCG.

5.5  Transfer of Assets and Business.  AMCG shall, and shall cause
AMCG to, take such reasonable steps as may be necessary or appropriate, in the judgment of SYCD, so that SYCD shall be placed in actual possession and control of all of the Assets and the Business, and SYCD shall be owned and operated as a wholly owned subsidiary of AMCG.

5.6 Disclosure of Fundraising. AMCG will disclose to SYCD any fund raising activities, which shall occur prior to the date of closing. Further, AMCG will assure that all regulations, rules and laws governing such fundraising are complied with and that such funds will only be used in the furtherance of AMCG's corporate purpose and business plan. Prior written approval of SYCD is required to use funds for any other purposes.

6.  Covenants of SYCD.

6.1 Fulfillment of Closing Conditions. At and prior to the Closing, SYCD shall use commercially reasonable efforts to fulfill the conditions specified in this Agreement to the extent that the fulfillment of such conditions is within its control. In connection with the foregoing, each such party will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate in any material respect as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to herein, (c) comply in all material respects with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

6.2 Access to Information. From the date of this Agreement to the Closing Date, the AMCG shall cause AMCG to give to SYCD and its officers, employees, counsel, accountants and other representatives access to and the right to inspect, during normal business hours, all of the assets, records, contracts and other documents relating to AMCG as the other party may reasonably request. SYCD shall not use such information for purposes other than in connection with the transactions contemplated by this Agreement and shall otherwise hold such information in confidence until such time as such information otherwise becomes publicly available and will sign such standard and customary non-disclosure agreements as are reasonably requested by AMCG.

6.3 No Solicitation. From and after the date hereof until the earlier of the Termination Date or the date of termination of this Agreement pursuant to Section 11, without the prior written consent of AMCG, SYCD will not, and will not authorize or permit SYCD Representative to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. If SYCD receives any such inquiries, offers or proposals shall (a) notify AMCG orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it), within 48 hour of the receipt thereof, (b) keep AMCG informed of the status and details of any such inquiry, offer or proposal, and (c) give AMCG five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" means a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving any or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the Assets. Notwithstanding the foregoing, the SYCD will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require.

6.4  Confidentiality.

SYCD agrees that after receipt (a) all information received by it pursuant to this Agreement and (b) any other information that is disclosed by AMCG to it and is identified by the AMCG as being confidential or proprietary, shall be considered confidential information. Each Party further agrees that it shall hold all such confidential information in confidence and shall not disclose any such confidential information to any third party except as required by law, regulation (including the Listing Rules) or applicable process, provided that to the extent possible AMCG shall have been provided with reasonable notice and the opportunity to seek a protective order to the extent possible prior to such disclosure, other than its counsel or accountants nor shall it use such confidential information for any purpose other than its investment in AMCG; provided, however, that the foregoing obligation to hold in confidence and not to disclose confidential information shall not apply to any information that (1) was known to the public prior to disclosure by SYCD, (2) becomes known to the public through no fault SYCD, (3) is disclosed to SYCD on a non-confidential basis by a third party having a legal right to make such disclosure or (4) is independently developed by SYCD.

6.5 Transfer of Assets and Business. SYCD shall, and shall cause SYCD to, take such reasonable steps as may be necessary or appropriate, in the judgment of AMCG, so that AMCG shall be placed in actual possession and control of all of the Assets and the Business.

6.6 Disclosure of Fundraising. SYCD will disclose to AMCG any fund raising activities, which shall occur prior to the date of closing. Further, SYCD will assure that all regulations, rules and laws governing such fundraising are complied with and that such funds will only be used in the furtherance of SYCD's corporate purpose and business plan. Prior written approval of AMCG is required to use funds for any other purposes.

7.  Mutual Covenants.

7.1 Disclosure of Certain Matters. AMCG on the one hand, and SYCD, on the other hand, shall give SYCD and AMCG, respectively, prompt notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed by such party under this Agreement, (b) would cause any of the representations and warranties of such party contained herein to be inaccurate or otherwise misleading, except as contemplated by the terms hereof, or (c) gives any such party any reason to believe that any of the conditions set forth in this Agreement will not be satisfied prior to the Termination Date (defined below).

7.2 Public Announcements. AMCG and SYCD shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable law, none of such Parties nor any other Parties shall issue any such press release or make any such public statement without the consent of the other parties hereto.

7.3 Confidentiality. If the Transactions are not consummated, each party shall treat all information obtained in its investigation of another party or any affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall not use or otherwise disclose such information to any third party and shall return to such other party or affiliate all copies made by it or its representatives of Confidential Information provided by such other party or affiliate.

8. Conditions Precedent to Obligations of AMCG. All obligations of AMCG to consummate the Transactions are subject to the satisfaction prior thereto of each of the following conditions:

8.1 Representations and Warranties. The representations and warranties of SYCD contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

8.2 Agreements, Conditions and Covenants. SYCD shall have performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

8.3 Legality. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of making the purchase and sale of the Assets illegal or otherwise prohibiting the consummation of such purchase and sale.

9. Conditions Precedent to Obligations of SYCD. All obligations of SYCD to consummate the Transactions are subject to the satisfaction (or waiver) prior thereto of each of the following conditions:

9.1 Representations and Warranties. The representations and warranties of AMCG contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date.

9.2 Agreements, Conditions and Covenants. AMCG shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date.

9.3 Legality. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and (a) has the effect of making the purchase and sale of the Assets illegal or otherwise prohibiting the consummation of such purchase and sale or (b) has a reasonable likelihood of causing a Material Adverse Effect.

10.  Post-Closing Obligations.

10.1 SYCD Listing. SYCD shall acquire a market-maker and use its best efforts to complete the necessary procedures to become eligible for listing on the over the counter bulletin board (OTCBB).

10.2 Audit. AMCG will cause an audit to be completed at its expense within 60 days of the Closing Date.

10.3 Name Change. SYCD shall amend its articles of incorporation to change the name of the corporation from Syconet.com, Inc. to AM Corp Group, Inc.

10.4 Board Seats. AMCG will receive 2 of the 3 board seats on the current SYCD board of directors as allocated by SYCD bylaws.

10.5 $2,000,000 Raise. Following the Closing Date, AMCG shall use its best efforts to raise working capital in the amount of $2,000,000. The offering shall be registered on a Form SB-2 or other available registration statement.

10.6 Spamming and Other Prohibited Activities. The officers, directors, employees, agents and consultants of AMCG, on the one hand, and the officers, directors, employees, agents and consultants of SYCD on the other, shall refrain from disseminating email blasts, blast faxes and participating in online chat rooms in connection with the transaction and the business of AMCG and/or SYCD.

10.7 Set Aside for the Benefit of Creditors. Following the Closing Date, SYCD agrees to allocate approximately 10,000,000 shares of its common stock to be reserved for the benefit of SYCD creditors.

11.  Termination

11.1 Grounds for Termination. This Agreement may be terminated at any time before the Closing Date:

     (a)  By mutual written consent of AMCG and SYCD;

     (b) By AMCG or SYCD if the Closing shall not have been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

     (c) By AMCG or SYCD if a court of competent jurisdiction or govern mental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable;

     (d) By SYCD, if AMCG shall have breached, or failed to comply with, any of its obligations under this Agreement or any representation or warranty made by AMCG shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, including failure to keep the SYCD current in its filings and honor existing agreements; and

     (e) By AMCG, if SYCD shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by the AMCG hereunder.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, the agreements contained in Section 7.4 shall survive the termination hereof and any party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another party.

12.  General Matters.

12.1 Arbitration. Any dispute concerning the interpretation or execution of this agreement, which cannot be settled amicably between the parties, shall be referred, at the request of one of the parties, to an arbitrator designated by mutual agreement between the said parties. If the parties are unable to designate an arbitrator within thirty days of receipt of the notification of a request for arbitration, the arbitrator shall be appointed, at the request of one of the parties, by the States. The place of arbitration shall be Las Vegas, Nevada. The arbitrator's decision shall be final and binding and no appeal to a court or any other jurisdiction shall be allowed.
12.2 Contents of Agreement. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the parties with respect to the transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

12.3 Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties. Nothing in this Agreement shall confer any rights upon any Person other than AMCG and SYCD and their respective heirs, legal representatives, successors and permitted assigns. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

12.4 Further Assurances. At and after the Closing, AMCG and SYCD shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

12.5 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (e) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a party's being satisfied with any particular item or to a party's determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

12.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original.

12.7 Schedules. Any items listed or described on Schedules shall be listed or described under a caption that identifies the Sections of this Agreement to which the item relates.

13. Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other Party hereto:

If to AMCG:

2240 Shelter Island Drive, Suite 202
San Diego, CA 92106

If to SYCD:

5020 Campus Drive
Newport Beach, CA 92660

With copies to:

3900 Birch Street, Suite 113
Newport Beach, CA 92660
Attn:   Tracy R. Neal, Esq.
FAX: 949-975-0547

14. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada without regard to its provisions concerning conflict of laws.

     IN WITNESS WHEREOF, this Acquisition Agreement has been executed by the parties hereto as of the day and year first written above.

                                                    SYCONET.COM, INC.


                                                    By: /s/  Gary Borglund
                                                    Gary Borglund, President


                                                    SHAREHOLDERS OF
                                                    AMCORP GROUP, INC.


                                                    By: /s/  John Fleming
                                                    John Fleming
                                                    Authorized Representative